FOR IMMEDIATE RELEASE	For More Information Contact:
February 10, 2012	Gregory S. Schreacke
President
First Financial Service Corporation
(270) 765-2131

First Financial Service Corporation

Announces Leadership Changes

Elizabethtown, Kentucky, February 10, 2012 – First Financial Service Corporation (NASDAQ: FFKY) today announced the following changes in the leadership of the Company and its subsidiary, First Federal Savings Bank of Elizabethtown.

Senator Walter Dee Huddleston is stepping down as the Chairman of the Board after diligently serving in this capacity for the past 15 years. Senator Huddleston will continue as a director, offering the benefit of his banking experience and knowledge as an active member of the Board for 46 years.

“It has truly been an honor to serve as the Board Chairman,” commented Senator Huddleston. “The Company has seen many opportunities and challenges throughout my 15-year tenure. I believe the Company is appropriately poised for the new challenges and opportunities which lie ahead.”

J. Stephen Mouser has been appointed as the Board’s new Chairman. He is the President of Mouser Custom Cabinetry, LLC, a family-owned cabinet manufacturer employing 195 employees in Elizabethtown, Kentucky. A director since 1997, Mr. Mouser has served on a variety of Board committees of the Company and the Bank, where his extensive experience in managing business ventures has provided an entrepreneurial perspective.

“Senator Huddleston’s leadership through the years has been the key to a productive and cohesive Board,” said Mr. Mouser. “I am thankful he has agreed to continue on the Board where his leadership will be deeply appreciated. I am honored by the Board’s confidence in me to continue the legacy as Chairman.”

B. Keith Johnson, Chief Executive Officer of the Company and the Bank, is stepping down from those positions to focus on his on-going battle against multiple sclerosis. Mr. Johnson joined the Bank as the Chief Financial Officer in 1994 before becoming Chief Executive Officer in 1997. He will continue working at the Bank in an advisory role. A director for 14 years, Mr. Johnson will also assume the position of the Board’s Vice Chairman.

Gregory S. Schreacke, President since 2008, will assume principal management responsibility for the Company and the Bank. Mr. Schreacke joined the Company as Chief Financial Officer in 2004. He has worked for several banks during his career, serves on numerous local charitable and community organizations and resides in Elizabethtown, Kentucky. Pending regulatory approval, Mr. Schreacke will also join the Board of Directors of both the Company and the Bank.

“I feel very confident in the current direction of the Bank and the leadership capabilities of Mr. Mouser and Mr. Schreacke,” said Mr. Johnson. “I have contemplated a change in my role for some time. However, I have been reluctant to step down due to the financial challenges facing the Company. With the recent improvement in credit quality, improvement in capital and additional strategic plans in process, I feel the timing is now appropriate.”

The Company is also pleased to announce the following additions to its executive management team:

Dann Small will join the Bank as Chief Lending Officer, pending regulatory approval. Mr. Small will direct the Bank’s lending program and supervise all phases of the lending operation. Having served with banking and finance company organizations in numerous capacities since 1978,  Mr. Small has over 30 years of experience in finance, lending, credit underwriting and executive management. He attended Mid-America Nazarene University in Kansas and is a graduate of the Stonier Graduate School of Banking.

Bob Critchfield has joined the Bank as Chief Credit Officer, with responsibility for the overall management of its loan, credit and risk policies.  Mr. Critchfield has over forty years of experience in the banking industry, including seventeen years as President and CEO of two separate commercial banks.   Mr. Critchfield has a B.B.A. in Finance from Western Michigan University and a MBA in Economics from the University of Detroit Mercy.

“We are very fortunate to be able to attract these talented executives to join our team,” said Mr. Schreacke. “It is a tribute to the commitment of all of the associates on our team as well as the strong tradition of this institution. The experience and leadership of these new officers will contribute to our future success as an organization. First Federal Savings Bank was built on serving our customers and the community. I am looking forward to working with our associates to continue this mission.”

First Financial Service Corporation is the parent bank holding company of First Federal Savings Bank of Elizabethtown, which was chartered in 1923. The Bank serves the needs and caters to the economic strengths of the local communities in which it operates and strives to provide a high level of personal and professional customer service. The Bank offers a variety of financial services to its retail and commercial banking customers. These services include personal and corporate banking services, and personal investment financial counseling services. Today, the Bank serves six contiguous counties encompassing central Kentucky and the Louisville metropolitan area, through its 18 full-service banking centers and a commercial private banking center.

This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date made. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of First Federal Savings Bank. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. Adverse conditions in the commercial real estate markets, as well as a delay or failure of recovery in the residential real estate markets, could cause additional credit losses and deterioration in asset values. First Financial Service Corporation’s results also be adversely affected by declines in business and economic conditions both generally and in the markets we serve; changes in interest rates; events affecting the credit quality of its loan portfolios or in the value of the collateral securing those loans; events affecting the value of securities held in its investment securities portfolio; legal and regulatory developments; increased competition from both banks and non-banks; changes in customer behavior and preferences; effects of critical accounting policies and judgments; and management’s ability to effectively manage credit risk, residual value risk, market risk, operational risk, interest rate risk, and liquidity risk.

For discussion of these and other risks that may cause actual results to differ from expectations, refer to First Financial Service Corporation’s Annual Report on Form 10-K for the year ended December 31, 2010, as amended by Form 10-K/A filed May 13, 2011 with the Securities and Exchange Commission, including the section entitled “Risk Factors,” and all subsequent filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and First Financial Service Corporation undertakes no obligation to update them in light of new information or future events.

First Financial Service Corporation’s stock is traded on the Nasdaq Global Market under the symbol “FFKY.” Market makers for the stock are:

Keefe, Bruyette & Woods, Inc.	FTN Midwest Securities

J.J.B. Hilliard, W.L. Lyons Company, Inc.	Howe Barnes Investments, Inc.

Stifel Nicolaus & Company	Knight Securities, LP